FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Closes $7 Million Term Loan
- - -

New York, New York – August 3, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has entered into a financing agreement which provides for a $7 million term loan through Hilco Brands, LLC (an affiliate of Hilco Consumer Capital, LLC) and its partner Infinity FS Finance I, LLC (an affiliate of Infinity FS Brands, LLC).  Proceeds from the term loan were used to repay the Company’s $2 million bridge loan and the balance will be available to the Company as additional working capital.

“We are pleased to announce the closing of this new $7 million term loan, which caps a multi-step process to recapitalize the Company in 2010.  As a result of these efforts, we have effectively established a solid foundation from which to further implement our strategy to grow and expand Frederick’s of Hollywood into a global lifestyle brand,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer.  “We are building significant momentum through our turnaround strategy and are on the path towards long-term revenue and net income growth as well as increasing shareholder equity.”

One-half of the principal amount and accrued interest of the term loan matures on each of July 30, 2013 and July 30, 2014.  The term loan bears interest at a fixed rate of 9% payable quarterly in arrears, and an additional 6% in payment-in-kind interest that accrues and compounds annually.  The term loan is secured by a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all of the Company’s other assets.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through its multi-channel retail division, Frederick’s primarily sell women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores nationwide, a world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Extreme Cleavage® bra and Hollywood Sizzle Pool. Party. Swim.™, Frederick’s of Hollywood is the Original Sex Symbol®.  Through its wholesale division, Frederick’s designs, manufactures, sources, distributes and sells women’s intimate apparel throughout the United States and Canada, and sells an array of licensed apparel and accessories globally.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com